Exhibit 11.1

                             STARSIGHT TELECAST INC.
                          Calculation of Loss Per Share
                        (in thousands, except share data)


                                                 Three Months Ended
                                                     March 31,
                                                1996            1995
                                            ------------    ------------

Net Loss                                    $     (6,763)   $     (9,158)
                                            ============    ============

Weighted average shares of
common shares outstanding                     22,792,348      21,021,687

Common share equivalents related
to options and warrants                             --              --
                                            ------------    ------------

Common share and common share equivalents     22,792,348      21,021,687
                                            ============    ============

Net loss per common share and
common share equivalent                     $      (0.30)   $      (0.44)
                                            ============    ============



The net loss per share for the three months ended March 31, 1996 and 1995 is based on the weighted average number of shares of common stock outstanding during the period. No effect has been given to unexercised stock options and warrants because the effect would be antidilutive.